Exhibit 11.

                                MOBIL CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (In millions of dollars except per-share amounts;
                         number of shares in thousands)



                                                          For the Three Months
                                                             Ended March 31,
                                                          --------------------
Primary                                                        1995       1996
- -------                                                    --------   --------

  Net income ............................................  $    636   $    736
  Less dividends on preferred stock .....................        14         14
                                                           --------   --------
  Net income applicable to common shares ................  $    622   $    722
                                                           ========   ========

  Weighted average number of primary common shares
    Outstanding .........................................   395,842    394,488
    Issuable on assumed exercise of stock options .......     3,409      5,087
                                                           --------   --------
       Total ............................................   399,251    399,575
                                                           ========   ========
  Primary earnings per common share .....................  $   1.56   $   1.81
                                                           ========   ========
Fully Diluted
- -------------

  Net income ............................................  $    636   $    736
  Less additional contribution to ESOP ..................         6          5
                                                           --------   --------
  Adjusted net income applicable to common shares .......  $    630   $    731
                                                           ========   ========

  Weighted average number of primary common shares ......   399,251    399,575
  Increment to assumed exercise of stock options to
    reflect maximum dilutive effect .....................       665        227
  Assumed conversion of preferred stock .................     9,507      9,154
                                                           --------   --------
       Total ............................................   409,423    408,956
                                                           ========   ========
  Fully diluted earnings per common share ...............  $   1.54   $   1.79
                                                           ========   ========

- -----------

  This Exhibit is included to show that dilution of earnings per common share is immaterial and therefore not necessary for presentation on the Consolidated Statement of Income.


MOBIL                               - 16 -